UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 10, 2019

Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TRMK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Board Chairman

On December 10, 2019, the Board of Directors of Trustmark Corporation (Trustmark) appointed Gerard R. Host as Chairman of the Board of Trustmark, effective April 28, 2020, the date of the 2020 Annual Shareholders’ Meeting. Mr. Host will succeed R. Michael Summerford, who plans to retire from Trustmark’s Board at the 2020 Annual Shareholders’ Meeting.

Amendment to Employment Agreement of Gerard R. Host

On December 10, 2019, Trustmark entered into a second amendment to the employment agreement with Mr. Host, effective January 1, 2020 (the “Amendment”), which amends certain provisions of Mr. Host’s employment agreement with Trustmark, dated as of September 14, 2010 (the “Employment Agreement”).

The Amendment provides that the term of the Employment Agreement will be extended from its current expiration date of December 31, 2019 until December 31, 2020 (unless renewed or earlier terminated in accordance with the Employment Agreement as so amended). Under the Amendment, Mr. Host will continue to serve as President of Trustmark and Chief Executive Officer of Trustmark and Trustmark National Bank (the Bank), but will no longer serve as President of the Bank, effective January 1, 2020. Mr. Host’s compensation remains unchanged.

The foregoing summary of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

President of the Bank

On December 10, 2019, the Board of Directors of the Bank, a wholly owned subsidiary of Trustmark, appointed Duane A. Dewey, 61, to serve as President and designated him to continue to serve as Chief Operating Officer of the Bank, effective January 1, 2020.

Mr. Dewey has served as Chief Operating Officer of the Bank since January 2019 and is responsible for all revenue generating activities in the organization. Mr. Dewey served as President of Corporate Banking at Trustmark from 2008 to 2018. Previously, Mr. Dewey was responsible for the Central Region of Trustmark, which included all retail, commercial and community banking activities in the Jackson, Vicksburg and Mississippi Delta markets. Mr. Dewey joined Trustmark in 2003 as President of Wealth Management. He began his banking career at Republic Bank (now part of Bank of America) in 1985 with corporate banking responsibilities in Dallas, Texas, and private banking responsibilities in Washington, D.C. and McLean, Virginia. Mr. Dewey also served as Managing Director of the wealth management division of Provident Bank in Cincinnati, Ohio, before joining Trustmark.

As of the date of this Current Report on Form 8-K, neither Mr. Dewey nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Dewey a party to any understanding or arrangement pursuant to which he is to be selected as an officer.

Mr. Dewey’s salary will be $500,000 effective January 1, 2020. His bonus (short term incentive) opportunity linked to 2020 performance is targeted at 65% of salary. His equity award (long term incentive) level for the 2020 grant will be targeted at a value of $350,000.

Appointment of Mr. Dewey to Board of Directors

On December 10, 2019, Trustmark’s Board of Directors approved an increase in the size of the Board and filled the vacancy created by such increase by appointing Mr. Dewey as a member of the Board, effective January 1, 2020. Mr. Dewey was also appointed to the Board of Directors of the Bank.

Mr. Dewey is not a party to any understanding or arrangement pursuant to which he is to be selected as a director. As an employee director, Mr. Dewey will receive no compensation for Board or committee service.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
10.1	Second Amendment to Employment Agreement between Trustmark Corporation and Gerard R. Host dated December 10, 2019
99.1	Press Release dated December 10, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	December 10, 2019